Exhibit 10.35

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), effective as of December 18, 2007, is made by and between DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.), a Maryland corporation (the “Company”), and Michael J. Ruen (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of July 21, 2006 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 7.6 of the Employment Agreement, the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Section 3.2 of the Employment Agreement is hereby amended by adding the following sentence to the end of such Section 3.2:

“Each cash bonus payment under this Section 3.2 shall be made in a single lump sum within two and one-half (2 1/2) months following the end of the fiscal year of the Company in which such bonus is earned. By way of illustration (but not limitation) of the manner in which the preceding sentence operates, if the Executive earns a bonus for fiscal year 2007, then the cash bonus payment must be paid in a single lump sum between January 1, 2008 and March 15, 2008.”

2. Section 4 of the Employment Agreement is hereby amended by adding the following sentence to the end of such Section 4:

“Any payments that the Executive is entitled to receive pursuant to this Section 4 shall be made by the Company in a single lump sum within thirty (30) days after termination of employment due to death or disability.”

3. Section 5.2(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b) The Company may terminate the Executive’s employment at any time for any reason or no reason upon notice to the Executive, and the Executive may terminate the Executive’s employment with the Company for Good Reason upon notice to the Company. If the Company terminates the Executive’s employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, (i) the Company shall pay to the Executive Annual Salary, bonus and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) if (and only if) the Executive provides a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 5.2(b) or under Section 3.7, within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery (the date on which such release becomes irrevocable being referred to herein as the “Release Date”), the Company shall pay or provide to the Executive (A) a cash payment equal to 100% of the Executive’s Annual Salary (as in effect immediately before such termination), (B) a cash payment equal to 100% of the target bonus for the year of termination, (C) a cash payment equal to (I) the target bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365, and (D) for a period of two years after termination of employment such continuing coverage under the group health plans the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in Annual Salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any vesting conditions on any grant under the LTIP or any other grant of restricted stock, stock options or other equity awards; (iv) Section 3.7 shall apply in accordance with its terms; and (v) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder. The payments under clauses (i), (ii)(A), (ii)(B) and (ii)(C) of the second sentence of this Section 5.2(b) shall be made in a single lump sum within 30 days after termination, or, with respect to the payments to be made under clause (ii), upon the Release Date, if later.”

4. Section 5 of the Employment Agreement is hereby amended by adding the following as Section 5.4 to the end of such Section 5:

“5.4 Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent any of the severance payments under this Agreement become subject to Section 409A of the Internal Revenue Code of 1986, as amended, no such severance payments shall be paid prior to the earlier of (i) six (6) months after the termination date or (ii) the Executive’s death, and any such severance payments that otherwise would have been payable during such time period shall be paid within five (5) business days after the expiration of such time period. Any payments delayed pursuant to this Section 5.4 shall bear interest during the period of such delay at a rate of interest equal to the short-term applicable federal rate for annually compounding obligations for purposes of Section 1274(d) of the Internal Revenue Code of 1986, as amended, or any successor provision, for the month in which such payment otherwise would have been paid.”

5. Except as expressly amended hereby, the Employment Agreement continues in full force and effect in accordance with its terms. The Employment Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.

6. This Amendment shall be governed and construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Colorado.

7. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name:	Philip L. Hawkins
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Michael J. Ruen
Michael J. Ruen